EXHIBIT 99.2
For More Information Contact:
Barbara Bolens (414) 438-6940
For Immediate Release
Brady Corporation increases dividend to shareholders for 24th straight year
MILWAUKEE (September 10, 2009)—Brady Corporation’s (NYSE: BRC) Board of Directors has announced an increase in its annual dividend to shareholders of the company’s Class A Common Stock from $0.68 to $0.70 per share. A quarterly dividend will be paid on October 30, 2009, to shareholders of record at the close of business on October 9, 2009.
     “We are pleased to increase our dividend for the twenty-fourth consecutive year. This is a testament to the financial strength of our company and our commitment to create shareholder value even in the middle of the most challenging economic environment in decades,” said Brady President and Chief Executive Officer Frank M. Jaehnert.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs about 7,000 people at operations in the Americas, Europe and Asia/Pacific.
     More information is available on the Internet at www.bradycorp.com
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